                                                                      EXHIBIT 12

                             CENTERPOINT PROPERTIES TRUST
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (DOLLARS IN THOUSANDS)

                                                                      YEAR ENDED DECEMBER 31,
                                                                      -----------------------
                                                 1997            1996           1995          1994           1993
                                                 ----            ----           ----          ----           ----
Available earnings:
   Net income (loss)                            $27,630        $14,941        $ 8,212        $ 2,359        ($4,930)
   Add interest expense (1)                      10,871         10,992         12,985         12,157          4,111
                                                -------        -------        -------        -------        -------
Available earnings (loss) (2)                   $38,501        $25,933        $21,197        $14,516        ($  819)
                                                -------        -------        -------        -------         ------
                                                -------        -------        -------        -------         ------
Fixed Charges:
   Interest expense                             $10,871        $10,992        $12,985        $12,157         $4,111
   Capitalized interest                             893            142             20             63            470
                                                -------        -------        -------        -------         ------
   Total Fixed Charges                          $11,764        $11,134        $13,005        $12,220         $4,581
                                                -------        -------        -------        -------         ------
                                                -------        -------        -------        -------         ------

Ratio of earnings to Fixed Charges (3)             3.27           2.33           1.63           1.19
                                                -------        -------        -------        -------
                                                -------        -------        -------        -------

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NOTES:
(1)  Interest expense includes amortization of debt expense.
(2) Interest portion of rental expense is not calculated because annual rental expense for the Company is not significant.
(3) The ratio of earnings to fixed charges for the year ended December 31, 1993 was less than one to one. The approximate dollar amount necessary to cover the deficiency in that period was $5,400.